EXHIBIT 99.1

FBR & Co. Reports Fourth Quarter 2016 Pre-Tax Income of $5.2 Million on Net Revenues of $40.2 Million

Declares $0.20 per Share Quarterly Cash Dividend

ARLINGTON, Va., Feb. 10, 2017 (GLOBE NEWSWIRE) -- FBR & Co. (NASDAQ:FBRC) ("FBR" or the “Company"), a leading investment bank serving the middle market, today reported pre-tax income of $5.2 million on revenues of $40.2 million, and a 12.8 percent pre-tax operating margin, for the fourth quarter of 2016.  This compares to a pre-tax loss of $10.0 million on revenues of $23.5 million for the fourth quarter of 2015, and a pre-tax loss of $11.6 million on revenues of $19.3 million for the third quarter of 2016. Net after-tax income for the fourth quarter of 2016 was $5.0 million, or $0.68 per diluted share, compared to a net loss of $4.4 million, or $0.59 per share, for the fourth quarter of 2015, and a net loss of $57.3 million, or $7.88 per share for the third quarter of 2016.

For the year ended December 31, 2016, the pre-tax operating loss was $27.8 million on revenues of $98.3 million, compared to a pre-tax operating loss of $15.8 million on revenues of $120.4 million for the year ended December 31, 2015. The net after-tax loss for the year ended December 31, 2016 was $66.0 million, or $8.89 per share, compared to a net after-tax loss of $7.5 million, or $0.92 per share for the year ended December 31, 2015. The increase in year-over-year net loss was primarily driven by a $38.3 million tax provision recorded in 2016 related to the establishment of a full valuation reserve against the Company’s deferred tax assets.

“In the fourth quarter we generated revenue more in line with our historical averages and our results reflected more closely our expected margins and profitability. As capital markets activity picked up in the energy sector we were able to execute a large, sole-managed offering which significantly impacted our results,” said Chairman and Chief Executive Officer, Richard J. Hendrix. “Looking forward, we have an active banking pipeline of engaged transactions and have already generated more banking revenue in first quarter than we did in any of the first three quarters of 2016.”

2016 Composition of Revenues

Investment Banking

Investment banking revenue was $28.6 million for the fourth quarter of 2016, compared to $14.0 million for the fourth quarter of 2015 and $9.2 million for the third quarter of 2016.  During the quarter, FBR completed 21 client engagements representing $1.7 billion in transaction value including one large sole-managed equity private placement. This compares to 16 engagements representing $1.8 billion in transaction value for the same period in 2015, and 13 engagements representing $1.6 billion in transaction value in the third quarter of 2016.

For the year ended December 31, 2016, investment banking revenue was $50.5 million compared to $71.1 million in 2015. Full year revenues were generated by 63 client engagements representing a total of $5.9 billion in transaction volume, compared to 51 client engagements representing $9.3 billion in transaction volume in 2015. The decline in year-over-year revenue primarily reflects the completion of fewer sole-managed private transactions – one in 2016, compared to four in 2015, related to the contraction in the small cap IPO market as activity declined by over 35 percent from 2015 levels.

Institutional Brokerage

Net revenue generated in institutional brokerage was $11.3 million for the fourth quarter of 2016, compared to $12.2 million for the fourth quarter of 2015 and $10.4 million for the third quarter of 2016. For the year ended December 31, 2016, net revenues generated in institutional brokerage were $47.7 million in 2016, compared to $53.5 million in 2015. This decrease in 2016 resulted from lower industry-wide cash equities trading volumes.

2016 Expenses

Non-compensation fixed expenses for the fourth quarter of 2016 totaled $9.1 million, compared to $11.7 million for the fourth quarter of 2015 and $9.2 million for the third quarter of 2016, excluding the one-time goodwill impairment charge. For the year ended December 31, 2016, non-compensation fixed expenses totaled $38.4 million, excluding the goodwill impairment charge, down eight percent compared to $41.9 million in 2015.

Compensation and benefits expense for the fourth quarter of 2016 was $22.1 million, which resulted in a more normalized compensation-to-net revenue ratio of 55 percent. This compares to $17.6 million for the fourth quarter of 2015 and $16.5 million for the third quarter of 2016.  For the year ended December 31, 2016, compensation and benefits expense totaled $73.3 million, compared to $77.5 million in 2015.

Employees

At December 31, 2016, the Company had 259 full-time employees, compared to 273 at September 30, 2016 and 303 at December 31, 2015.

Share Repurchase Activity

For the year ended December 31, 2016, the Company repurchased approximately 756 thousand shares of its common stock in the open market at an aggregate price of $13.1 million, or an average of $17.34 per share. No shares were repurchased in the open market during the fourth quarter of 2016. As of December 31, 2016, the Company had 722 thousand shares remaining under its repurchase authorization.

Additionally, for the year ending December 31, 2016, FBR acquired 548 thousand shares outside of the share repurchase program as a result of netting of shares for tax withholding purposes on employee share vesting for $9.3 million.

Quarterly Dividend

The Board of Directors declared a quarterly cash dividend of $0.20 per common share to be paid March 3, 2017 to all shareholders of record as of the close of business on February 20, 2017.

Balance Sheet

As of December 31, 2016, FBR continued to maintain an unlevered and highly liquid balance sheet, with cash and cash equivalents of $75.0 million, compared to $70.1 million as of December 31, 2015. Over the last twelve months, FBR has significantly reduced its investment positions in order to fund repurchase activity and add to overall firm liquidity.  The Company ended 2016 with net investment positions of approximately $27 million, down from $87 million at the end of 2015.

Shareholders’ equity as of December 31, 2016 was $117 million, and tangible book value per share was $15.51, based on 7.28 million shares outstanding, compared to shareholders’ equity of $211 million and tangible book value per share of $27.83 as of December 31, 2015. The decline in shareholders’ equity and tangible book value per share resulted from the combination of the operating loss for the year and the recording of a full valuation allowance against the Company’s deferred tax assets in 2016.

Conference Call

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EST, Friday, February 10, 2017, may do so via the Web or conference call at:

Webcast link:  http://edge.media-server.com/m/p/8oq5i6qw

Conference call dial-in number (domestic, toll-free):  855.425.4204

Conference call dial-in number (international):  484.756.4245

Access code:  47777301

About FBR

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiaries FBR Capital Markets & Co. and MLV & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; energy & natural resources; financial institutions; healthcare; insurance; industrials; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. Financial results may fluctuate substantially from quarter-to-quarter depending on the number, size and timing of completed transactions. We have experienced, and expect to experience in the future, significant variations in our revenues and results of operations and, as a result, are unlikely to achieve steady and predictable earnings on a quarterly basis. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial data follows.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,

	2016	2015	2016	2015
REVENUES:
Investment banking:
Capital raising	$24,661	$9,820	$43,092	$61,508
Advisory	3,942	4,141	7,453	9,583
Institutional brokerage	9,373	9,533	39,213	45,442
Interest	6,051	8,387	29,977	31,774
Net investment income (loss)	298	(2,373)	(557)	5,433
Dividends & other	25	1,061	527	1,692
Total revenues	44,350	30,569	119,705	155,432
Interest expense	4,140	7,105	21,388	35,037
Revenues, net of interest expense	40,210	23,464	98,317	120,395

NON-INTEREST EXPENSES:
Compensation and benefits	22,116	17,628	73,313	77,463
Occupancy and equipment	2,809	3,350	12,318	12,680
Professional services	2,916	3,640	9,798	13,287
Communications	2,112	2,746	9,119	10,865
Business development	2,392	2,995	8,382	9,819
Clearing and brokerage fees	1,233	1,331	5,180	5,328
Impairment of goodwill	-	-	1,259	-
Other operating expenses	1,476	1,778	6,700	6,711
Total non-interest expenses	35,054	33,468	126,069	136,153

Income (loss) before income taxes	5,156	(10,004)	(27,752)	(15,758)

Income tax provision (benefit)	167	(5,594)	38,252	(8,297)

Net income (loss)	$4,989	$(4,410)	$(66,004)	$(7,461)

Basic income (loss) per share	$0.69	$(0.59)	$(8.89)	$(0.92)
Diluted income (loss) per share	$0.68	$(0.59)	$(8.89)	$(0.92)

Weighted average shares - basic	7,275	7,482	7,428	8,069
Weighted average shares - diluted	7,311	7,482	7,428	8,069
Cash dividends per common share	$0.20	$0.20	$0.80	$0.40

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	December 31,	December 31,
ASSETS	2016	2015

Cash and cash equivalents	$75,019	$70,067
Receivables:
Securities borrowed	897,343	685,037
Due from brokers, dealers and clearing organizations	4,828	5,513
Customers	2,805	1,429
Other	4,297	5,895
Financial instruments owned, at fair value	32,401	94,923
Other investments, at cost	-	6,539
Goodwill and intangibles	4,490	6,273
Furniture, equipment, software and leasehold improvements, net	12,624	15,071
Deferred tax assets, net of valuation allowance	-	37,497
Prepaid expenses and other assets	4,134	5,172
Total assets	$1,037,941	$933,416

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Securities loaned	$892,309	$687,443
Financial instruments sold, not yet purchased, at fair value	-	1,934
Accrued compensation and benefits	12,291	13,325
Accounts payable, accrued expenses and other liabilities	15,923	19,947
Total liabilities	920,523	722,649

Shareholders' equity:
Common stock	7	7
Additional paid-in capital	252,311	259,011
Restricted stock units	14,771	35,929
Accumulated deficit	(149,671)	(84,180)
Total shareholders' equity	117,418	210,767

Total liabilities and shareholders' equity	$1,037,941	$933,416

Book Value per Share	$16.13	$28.69

Tangible Book Value per Share	$15.51	$27.83

Shares Outstanding (in thousands)	7,279	7,347

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-4 16	Q-3 16	Q-2 16	Q-1 16	Q-4 15
Revenues, net of interest expense	$40,210	$19,320	$20,887	$17,900	$23,464

Expenses:
Variable	14,008	6,964	6,728	6,436	7,467
Fixed	21,046	23,989	23,349	23,549	26,001

Income (loss) before income taxes	5,156	(11,633)	(9,190)	(12,085)	(10,004)
Income tax provision (benefit)	167	45,698	(982)	(6,631)	(5,594)

Net income (loss)	$4,989	$(57,331)	$(8,208)	$(5,454)	$(4,410)

Return on equity (trailing twelve months)	-40.2%	-44.8%	-10.6%	-4.8%	-3.2%

Fixed expenses	$21,046	$23,989	$23,349	$23,549	$26,001
Less: Non-cash expenses[1]	573	1,510	582	-	1,701
Core fixed costs[2]	$20,473	$22,479	$22,767	$23,549	$24,300

Statistical Data
Revenues per employee (annualized)	$621	$283	$288	$249	$310

Employee count	259	273	290	287	303

[1] Non-cash expenses include compensation costs associated with stock-based awards, amortization of intangibles and impairment of goodwill.

[2] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company’s fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnote 1 on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the
Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.

Contacts:
Media and Investors:  Linda E. Eddy at 703.312.9715 or leddy@fbr.com